Exhibit 99.1

INmune Bio, Inc. Announces FDA Acceptance of IND Application to Evaluate Quellor™ in a Blinded Randomized Phase 2 Trial for Immune Mediated Complications in COVID-19 Patients

Trial to evaluate the efficacy of Quellor™ to blunt the cytokine storm and decrease the catastrophic complications of COVID-19 infection.

LA JOLLA, Sept. 01, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the, “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that the U.S. Food and Drug Administration (FDA) has accepted the company’s Investigational New Drug (IND) application to initiate a Phase 2 clinical trial evaluating Quellor™, a selective soluble tumor necrosis factor (sTNF) inhibitor, for the treatment of immune mediated complications in COVID-19 patients.

“There is compelling evidence that TNF plays an outsized role in the pathology caused by the cytokine storm,” stated RJ Tesi, MD, Chief Executive Officer of INmune Bio. “We can now move to the clinic to determine if neutralizing soluble TNF, the master cytokine of the cytokine storm, will blunt the effects of this dysregulated innate immune response to the SARS-CoV-2 virus without immunosuppressing the patient.”

The blinded randomized Phase 2 clinical trial (NCT04370236) will enroll 366 COVID-19 patients in two equal sized cohorts: standard of care (SOC), which may include remdesivir or SOC plus Quellor™ given as a 1mg/kg subcutaneous injection on admission to the hospital. A second dose of Quellor™ may be given a week later if the patient remains hospitalized. The primary study endpoint is the need for mechanical ventilation during the 28 days following admission to the hospital, including CPAP, BiPAP or intubation. Secondary endpoints include transfer to the ICU, new onset neurologic, cardiovascular or thromboembolic disease, development of renal failure or death. The first 100 patients randomized into the study will provide proof-of-concept and inform a “go/no go” decision by the Data Safety Monitoring Board (DSMB). If the DSMB recommends that the trial continue, the remaining 266 patients will be enrolled.

About Quellor™

Quellor™ is a next-generation inhibitor of tumor necrosis factor (TNF) that is different from currently existing non-selective TNF inhibitors. Quellor ™ neutralizes soluble TNF (sTNF) using a novel dominant-negative biology that importantly does not affect trans-membrane TNF (tmTNF) or TNF receptors. Currently approved TNF inhibitors block both sTNF and tmTNF. Quellor™ could have beneficial effects in patients with immune mediated complications from COVID-19 by decreasing inflammation and inflammatory immune complications such as endothelial cell activation, a potentially important cause of COVID-19-related coagulopathy which is increasingly blamed for end-organ dysfunction in lungs, kidneys, heart and brain. By targeting only sTNF, Quellor™ does not cause immunosuppression that is typical of most anti-cytokine therapies including currently approved anti-TNF and anti-IL-6 therapies. This may be an advantage when treating patients with a life-threatening viral infection.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, Quellor™, XPro1595, LIVNate™, and INKmune™ are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
Chuck Padala
LifeSci Advisors
(646) 627-8390
chuck@lifesciadvisors.com

Media Contact:
Meredith Sosulski, Ph.D.
LifeSci Communications
(929) 469-3851
msosulski@lifescicomms.com